Highly Confidential
Presentation to the Board of Directors
Regarding Project Perseus
December 18, 2005

Project Perseus
Table of Contents

Section
1		Transaction Overview

2		Process Overview

3		Perseus Overview

4		Valuation Analysis

	A	Valuation Summary

	B	Comparable Company Analysis

	C	Precedent Transactions Analysis

	D	Discounted Cash Flow Analysis

Appendices

	A	Depreciation Expense Analysis
Confidential

Section 1
Transaction Overview

Project Perseus
Summary of Proposed Transaction
Key Terms and Conditions

Transaction Structure	Cash merger (the “Transaction”)

Consideration	$9.50 per share, which implies an equity value of $199.1M and enterprise value of $263.4M(1)

Options Treatment	Options to purchase Perseus shares will be cancelled and settled in cash(2)

Tax Treatment	Taxable to Perseus shareholders

Break-up Fee	Break-up fee equal to $8.25 million (approximately $0.40 per share, or 3.1% of enterprise value) plus transaction-related expenses capped at $1.0 million

Closing Conditions	■	Perseus shareholder approval (by a simple majority);

	■	Receipt of financing;

	■	Expiration of waiting period under Hart-Scott Rodino Act;

	■	Material consents under agreements;

	■	All consents, approvals and authorizations required by a Government entity have been obtained;

	■	No injunctions, restraints or other legal prohibitions;

	■	Representations and warranties are true and correct in all material respects;

	■	Performance of all obligations to be performed under the Agreement;

	■	Compliance with covenants; and

	■	No material adverse change at Perseus

(1)	Based on 20.959M net diluted shares outstanding, $75.0M of debt and $10.8M of cash (excluding $11.2M of cash related to uncashed commission checks and customer deposits and $6.1M related to SERP funding). The schedule of stock options was provided to us by Perseus management. Other financial data is from the Company’s 9/30/05 10Q or provided by management.

(2)	Option Settlement = (Merger Consideration – Exercise Price of such option) * number of shares, which could have been purchased assuming full vesting of the option.
Confidential

Project Perseus
Summary of Transaction Financing
Key Terms and Conditions(1)

Transaction Financing	■	$110M committed debt financing from JPMorgan (plus a $10M unfunded revolver)

	■	The balance in committed equity from Prides Capital and other investors

Debt Commitment Conditions (in addition to Closing Conditions)	■	Documentation conditions — general requirements for legal opinions, evidences of authority, lien documentation and search results and guarantees, evidence of reasonably satisfactory insurance;

	■	Representations and warranties in the loan documents are true and correct in all material respects;

	■	No existing default or prepayment event is occurring and no liens (other than the bank’s liens) will be created by the transactions;

	■	A rating from each of S&P and Moody’s;

	■	The equity contribution is received(2);

	■	No provision of the merger agreement shall be waived in a manner materially adverse to the lenders;

	■	The CEO, CFO and COO shall have contributed at least $1.5 million of the equity contribution;

	■	The Company shall have entered into an employment agreement satisfactory to JPMorgan with each of the CEO, CFO and COO(3);

	■	Any payments to senior management made in connection with the merger will be paid by Prides out of additional equity above the amount of committed equity;

	■	All existing debt of Perseus shall have been repaid in full;

	■	All costs and transaction fees shall be paid;

	■	Lenders shall have received a solvency certificate and certain financial information;

	■	Material consents shall be obtained and there shall be no judicial action or proceeding pending or threatened against the deal; and

	■	Pro Forma EBITDA for the most recent LTM shall be at least $32 million.

Equity Commitment Conditions	■	Completion of the merger (only condition)

(1)	We have examined drafts of the lender’s debt commitment and the buyer’s form of equity commitment but have not yet received final versions of these agreements.

(2)	Note that the financing contingency in the Merger Agreement only applies to the debt financing and not receipt of the equity financing.

(3)	Currently being deliberated.
Confidential

Project Perseus
Perseus Summary Valuation

Summary Valuation	($ in millions, except per share data)

	At Market(1)	At Transaction Price of
Price per Share	$8.24	$9.50
Premium		15.3%

Basic Shares Outstanding	20.766	20.766
Dilutive Effect From “In the Money” Options	0.138	0.193

Fully Diluted Shares Outstanding	20.904	20.959

Equity Value	$172.2	$199.1
Plus: Debt	75.0	75.0
Less: Cash(2)	(10.8)	(10.8)

Enterprise Value	$236.5	$263.4
Key Valuation Statistics

		At Market(1)		At Transaction Price of
Price Per Share	Management	$8.24		$9.50
Enterprise Value/EBITDA
CY 2005E	$32.0	7.4	x	8.2	x
CY 2006E	36.8	6.4		7.2
Enterprise Value/EBIT
CY 2005E	$12.8	18.5	x	20.6	x
CY 2006E	15.0	15.8		17.5
Price/Earnings
CY 2005E	$0.35	23.4	x	27.0	x
CY 2006E	0.40	20.8		24.0

Note:	Projections provided by Perseus management.

(1)	Closing price per share at market as of December 14, 2005. Note that after the market closed on April 11, 2005, Perseus announced it was exploring strategic alternatives including a potential sale of the Company.

(2)	Excludes $11.2 million of cash related to uncashed commission checks and customer deposits and $6.1 million related to SERP funding. Source: Perseus management.
Confidential

Section 2
Process Overview

Project Perseus
Overview of Potential Buyer Universe
Bear Stearns conducted an extensive marketing effort.
Confidential

Project Perseus
Process Summary
On April 11, 2005, the Company announced that it had retained Bear Stearns to explore strategic alternatives.

■	Bear Stearns initially contacted 79 potential buyers beginning in May 2005
•	16 strategic buyers

•	56 US financial sponsors

•	7 European financial sponsors

■	40 potential buyers signed confidentiality agreements and received a copy of the Project Perseus Executive Summary
•	10 strategic buyers

•	28 US financial sponsors

•	2 European financial sponsors

■	We received five preliminary indications of interest for the entire company at the end of June when Perseus’ stock price was $10.75
•	Prides Capital: $12.00-$14.00

•	Financial Sponsor: $12.50-$14.00

•	Financial Sponsor: $10.50-$12.00 (Market)

•	Financial Sponsor: $10.75 (Market)

•	Strategic Buyer: $10.50-$11.00 (Market)

■	In addition, we received indications from five strategic buyers who were interested only in certain parts of the Company

Confidential	5

Project Perseus
Process Summary (cont.)

■	After receiving preliminary indications of interest, six potential buyers were invited into the second round
•	Buyers interested in whole company
- Prides Capital

- Financial Sponsor
•	Buyers interested in whole or in parts of the Company (with specific interest noted)
- Strategic Buyer —Distribution, Reservation and Financial

- Strategic Buyer —Representation

- Strategic Buyer —Representation

- Strategic Buyer —Representation

■	Management made formal presentations to each of the interested buyers and gave each party access to the online data room and Bear Stearns coordinated follow-up due diligence information and meetings with each of the buyers

■	By the time final bids were due in late August, Prides was the only party that had not dropped out of the auction process

■	Since late August, the process has primarily focused on Prides and their obtaining committed financing
•	We have had informal subsequent conversations with certain of the parties that dropped out of process but none have expressed interest in reengaging

•	Prides has gone to multiple sources to obtain its committed debt financing

Confidential	6

Project Perseus
Feedback from Parties that Declined
We received similar feedback from multiple parties with respect to their reasons for dropping out of our process.

■	Weak operating performance relative to the lodging/travel sector
•	Projected 2005 sales and EBITDA declining

•	Flat revenues and profits historically relative to projected growth and margin expansion

•	Growth driven by new product initiatives (HotelBook, uniqueHotels and SPARC) that have not been successful historically (Business Intelligence, Pegasus Central)

•	Significant effort required to achieve growth and margin targets

■	Not a compelling combination of businesses
•	Several parties were aligned to either the Representation Services or Technology Offerings

•	Lack of clear strategic fit with operations of strategic parties (too many additional parts)

■	Valuation at or below current market price
•	Company is trading at a high valuation relative to historical and near-term growth rates and its peers

Confidential	7

Section 3
Perseus Overview

Project Perseus
Perseus Historical Price Performance—Last Twelve Months

A	12/14/2004	Provides Updated Outlook for Fourth Quarter 2004 and Guidance for First Quarter and Full Year 2005

B	2/8/2005	Reports Earnings Results for Fourth Quarter 2004; Provides Updated Outlook for First Quarter and Full Year 2005

C	4/11/2005	Announces Lower Earnings Outlook for First Quarter 2005; Board Announces Intention to Explore Strategic Alternatives

D	5/3/2005	Reports Earnings Results for First Quarter 2005; Provides Earnings Guidance for Second Quarter 2005

E	6/29/2005	Announces Intention to Exit the Property Management System Business

F	7/12/2005	Blum Files 13D Disclosing the Sale of 205,200 Shares of Perseus Stock

G	8/4/2005	Reports Earnings Results for Second Quarter 2005; Provides Earnings Guidance for Third Quarter 2005

H	9/7/2005	Blum Announces Intention Not to Sell Any Additional Shares Until After Release of Third Quarter 2005 Results

I	10/21/05	Multi-Systems Inc. Agrees to Buy Perseus’ Property Management Systems Business

J	11/05/05	Reports Earnings Results for Third Quarter 2005; Provides Earnings Guidance for Fourth Quarter and Full Year 2005

Source:	ThomsonOne Banker.

Confidential	8

Project Perseus
Comparative Historical Stock Price Performance

Three Months	Since Announcement(1)

One Year	Two Years

Source: ThomsonOne Banker.

(1) April 11,2005.

(2) Includes Cendant and Sabre.

(3) Includes Expedia and Priceline.

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Project Perseus
Premium/(Discount) Analysis—Last Twelve Months

	Premium/(Discount) to Average Stock Price
	At Transaction Price	At Market(1)
Period	$9.50	$ 8.24
One Month	28.7%	11.7%
Three Months	16.9	1.4
Six Months	1.7	(11.8)
Since Announcement(2)	(2.4)	(15.4)
One Year	(9.2)	(21.2)

Source: ThomsonOne Banker.

(1) Closing price per share at market as of December 14, 2005.

(2) After the market closed on April 11, 2005, Perseus announced it was exploring strategic alternatives including a potential sale of the Company.

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Project Perseus
Recent Perseus Trading Ranges
Share Volume Traded at Various Prices per Period

Source: ThomsonOne Banker, December 14, 2005.

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Project Perseus
Equity Research Coverage Has Declined Significantly
Number of Firms Providing Equity Research Coverage(1)

(1) Source: ThomsonOne Analytics, Thomson Research.

(2) Bear Stearns, JP Morgan, Citigroup, Legg Mason, CIBC and Sidoti.

(3) Bear Stearns, Legg Mason, CIBC and Thomas Weisel.

(4) Bear Stearns.

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Project Perseus
Perseus Historical and Projected Income Statement
($ in millions)

	Historical Year Ended December 31,			Projected Calendar Year Ending December 31,						CAGR	CAGR
	2002(1)	2003(2)	2004(3)	2005	2006	2007	2008	2009	2010	‘02–’05	‘05–’10
Revenue	$186.5	$172.7	$190.1	$177.2	$183.6	$192.8	$202.4	$213.6	$224.8	(1.7%)	4.9%
% Growth		(7.4%)	10.1%	(6.8%)	3.6%	5.0%	5.0%	5.5%	5.3%

EBITDA	$37.6	$34.8	$36.9	$32.0	$36.8	$39.1	$43.6	$49.9%	$56.0	(5.2%)	11.9%
Margin	20.2%	20.1%	19.4%	18.1%)	20.0%	20.3%	21.5%	23.4%	24.9%
% Growth		(7.5)	6.3	(13.4)	15.0	6.3	11.4	14.5	12.3

EBITA	$21.0	$17.2	$20.1	$15.9	$18.2	$20.5	$25.0	$31.3%	$37.4	(8.9%)	18.7%
Margin	11.3%	9.9%	10.6%	9.0%	9.9%	10.7%	12.3%	14.7%	16.7%
% Growth		(18.3)	17.3	(21.0)	14.5	12.8	21.7	25.3	19.6

EBIT	$3.0	$12.1	$18.1	$12.8	$15.0	$17.4	$23.1	$30.6%	$36.8	62.1%	23.6%
Margin	1.6%	7.0%	9.5%	7.2%	8.2%	9.0%	11.4%	14.3%	16.4%
% Growth		301.0	50.4	(29.4)	17.3	16.2	32.4	32.6	20.3

Net Income	$2.7	$7.6	$10.6	$7.4	$8.6	$10.7	$14.8	$20.2%	$24.6	40.0%	27.1%
Margin	1.5%	4.4%	5.6%	4.2%	4.7%	5.5%	7.3%	9.5%	11.0%
% Growth		181.8	39.0	(29.9)	15.6	24.4	38.7	36.4	21.9

EBITDA – CapEx	$7.2	$15.4	$14.3	$12.0	$16.8	$19.1	$23.6	$29.9%	$36.0	18.3%	24.6%
% Growth		111.8%	(6.6%)	16.3%)	40.1%	13.9%	23.2%	26.8%	20.5%

Note:	Projections provided by Perseus management.

(1)	Excludes a $3.5 million one-time customer termination fee revenue from Reservation Services.

(2)	Excludes $5.9 million of one-time restructuring expenses. In addition, EBITDA excludes $3.8 million of non-recurring expenses related to severance, the Company’s strategic integration and facilities moving costs.

(3)	Excludes $2.3 million of restructuring expenses related to the Company’s IT organization and a $2.0 million gain on the sale of Travelweb, LLC.

Confidential	13

Project Perseus
Financial Outlook Has Declined
Since launching the process with potential buyers in May, the financial outlook for the Company has declined and the Company has subsequently lowered its projections.

Revenue	EBITDA

EBIT(1)	Net Income(1)

Note: $ in millions.

(1)	Excludes amortization of software and intangibles obtained through acquisitions.

(2)	Projections that were included in the selling memorandum.

Confidential

14

Project Perseus
Financial Outlook Has Declined (cont.)
The Company also missed the financial guidance it issued publicly in early 2005.
■	In February 2005, the Company issued calendar year 2005 and Q1 2005 revenue and EPS guidance

■	When the Company announced it had retained Bear Stearns to explore strategic alternatives in April, it announced that it would miss its Q1 guidance and did not offer updated full-year guidance

■	In November, the Company gave Q4 and calendar year 2005 revenue and EPS guidance
Calendar Year 2005 Guidance

	February 2005	November 2005	% Change(1)
Revenue ($M)	$199-$207	$175-$177	(13.7%)
EPS	$0.55-$0.65	$0.42-$0.45	(27.5%)

Source:	Company press releases.

(1)	Based on midpoint of ranges.

Confidential	15

Project Perseus
Declining Operating Performance
Most P&L metrics in 2005 are down on a quarter-over-quarter basis from the prior year.

Revenue	EBITDA

EBIT(1)	Net Income(1) (2)

Note:	$ in millions.

Source:	Perseus management.

(1)	Excludes amortization of software and intangibles obtained through acquisitions.

(2)	From continuing operations, does not include results of discontinued operations.

Confidential	16

Project Perseus
Perseus Ownership Shareholder Profile(1)

Shareholder	# of Shares	% of Total
Blum Capital	2,883,000	13.9%
Columbia Wanger Asset Mgmt	2,324,000	11.2
Prides Capital Partners	2,066,000	10.0
Dimensional Fund Advisors	1,771,000	8.5
Barclays Bank PLC	1,369,000	6.6
Tudor Investment Corp.	1,234,000	5.9
Par Investment Partners	1,000,000	4.8
AXA	682,136	3.3
Fidelity	528,540	2.5
Vanguard	463,936	2.2

Top 10 Shareholders	14,321,612	69.0%
Management(2)	175,818	0.9
All Other Shareholders	6,243,577	30.1

Total Shareholders	20,741,007	100.0%

(1)	Source: Bloomberg. Share ownership as of 12/14/2005.

(2)	Source: Proxy dated 3/17/2005. Excludes shares underlying options.

Confidential	17

Section 4
Valuation Analysis

Section 4-A
Valuation Summary

Project Perseus
Valuation Overview
We observed that the purchase price is within or above the range of per share values implied from the valuation methodologies shown below.
Valuation Ranges Based on Perseus Projections

(1)	As of December 14, 2005. Note that after the market closed on April 11, 2005, Perseus announced it was exploring strategic alternatives including a potential sale of the Company.

(2)	Based on CY 2006 management projections.

(3)	Implied share prices based on DCF analysis using a discount rate of 17.0% and a terminal EBIT multiple of 12.0x.

Confidential	18

Section 4-B
     Comparable Company Analysis

Project Perseus

Summary Comparable Company Analysis
■	We identified five publicly traded companies that are engaged in travel distribution and reselling
•	We consider Cendant, Sabre and TRX to be the most comparable peers given their supplier-side operations

•	Expedia and Priceline are also generally comparable, although they focus on travel reselling
P/E Multiples

Note:	Perseus projections provided by management. Comparable company projections based on FirstCall consensus.

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Project Perseus
Summary Comparable Company Analysis (cont.)
■	On this page, we examined EBIT multiples as opposed to EBITDA multiples due to different accounting policies related to internally generated software costs

■	Perseus capitalizes a higher percentage of its internally developed software costs than peers resulting in lower relative operating expenses as outlined in Appendix A
EBIT Multiples

Note:	Perseus projections provided by management. Comparable company projections based on FirstCall consensus.

Confidential	20

Project Perseus
Travel Marketing and Distribution Trading Statistics

Selected Comparable Company Valuations	($ in millions, except per share data)

	Perseus				Travel Processing & Distribution								Online Travel Resellers
	Market		Transaction		Cendant		Sabre		TRX		Mean		Expedia		Priceline		Mean
Price (as of 12/14/05)	$8.24		$9.50		$16.73		$24.16		$8.88				$25.36		$23.70
Equity Value	$172.2		$199.1		$17,425.9		$3,195.8		$156.8				$8,699.4		$953.9
Enterprise Value	236.5	(1)	263.4	(1)	21,883.9		4,201.4		133.7				8,542.6		1,061.9
Enterprise Value / EBITDA LTM	7.6	x	8.4	x	7.7	x	10.5	x	16.8	x	11.6	x	12.5	x	16.0	x	14.3	x
CY2005E	7.4		8.2		8.1		9.7		12.4		10.1		12.6		15.4		14.0
CY2006E	6.4		7.2		6.9		8.2		6.9		7.3		11.0		12.3		11.7
Enterprise Value / EBITDA-CapEx LTM	37.0	x	41.2	x	9.1	x	13.3	x	NM		11.2	x	13.6	x	18.9	x	16.3	x
CY2005E	19.7		21.9		9.5		12.1		NM		10.8		13.7		18.1		15.9
CY2006E	14.1		15.7		8.0		10.2		13.6		10.6		11.7		14.0		12.8
Enterprise Value / EBITA LTM	17.5	x	19.5	x	9.0	x	12.9	x	NM		11.0	x	13.2	x	19.5	x	16.3	x
CY2005E	14.9		16.6		9.6		12.7		NM		11.2		13.3		17.6		15.5
CY2006E	13.0		14.5		8.0		10.6		13.8		10.8		11.4		14.0		12.7
Enterprise Value / EBIT LTM	19.7	x	21.9	x	9.5	x	14.6	x	NM		12.1	x	21.9	x	26.5	x	24.2	x
CY2005E	18.5		20.6		10.1		14.5		NM		12.3		21.7		24.2		22.9
CY2006E	15.8		17.5		8.4		11.9		13.9		11.4		17.0		22.3		19.7
Price / Earnings CY2005E	23.4	x	27.0	x	12.8	x	16.4	x	NM		14.6	x	21.0	x	17.4	x	19.2	x
CY2006E	20.8		24.0		11.2		14.6		17.1		14.3		19.5		15.2		17.4
Long-Term Growth	27.1	%(2)	27.1	%(2)	13.2%		10.0%		22.5%		15.2%		15.1%		16.3%		15.7%
PEG CY2006	0.77	x	0.89	x	0.85	x	1.46	x	0.76	x	1.02	x	1.29	x	0.93	x	1.11	x

Note:	Perseus projections provided by management. Comparable company projections based on FirstCall consensus.

(1)	Excludes $11.2 million of cash related to uncashed commission checks and customer deposits and $6.1 million related to SERP funding. Source: Perseus management.

(2)	Represents 2005E-2010E net income CAGR based on projections provided to us by management. No Wall Street equity analyst has published long-term EPS growth rate estimates.

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Project Perseus
Comparable Company Benchmarking Analysis
CY 2004–CY 2006 Revenue CAGR
2006 EBIT Margin

Source:	Perseus projections provided by management. Comparable company projections are based on First Call consensus.

Confidential	22

Section 4-C
Precedent Transactions Analysis

Project Perseus
Summary Selected Precedent Transactions Analysis

■	Identified three precedent transactions in the travel processing and distribution sector
•	Transaction values ranged from $900M to $5.4B

•	Completed transactions were announced between June 2001 and January 2005

($ in millions)
																	LTM
Date Announced-		Transaction	Transaction Value / LTM						Transaction Value/Forward								EBITDA	LTM EBIT
Effective	Target/Acquiror	Value	Revenue		EBITDA		EBIT		Revenue		EBITDA		EBIT		EPS		Margin	Margin
1/12/05–7/4/05	Amadeus/Cinven-BC Partners	$5,430.1	2.21	x	8.3	x	13.2	x	2.05	x	7.6	x	12.0	x	15.6	x	26.7%	16.7%
3/4/03–7/1/03	Worldspan/Travel Trans. Processing	901.5	0.99		4.6		7.6		NA		NA		NA		NA		21.6	12.9
6/18/01–10/1/01	Galileo International/Cendant	2,340.0	1.42		4.1		6.6		1.26		3.9		NA		10.2		34.9	21.7
		Mean	1.54	x	5.6	x	9.1	x	1.65	x	5.8	x	12.0	x	12.9	x	27.7%	17.1%
		Median	1.42		4.6		7.6		1.65		5.8		12.0		12.9		26.7	16.7

Perseus (At Transaction)			1.43	x	8.4	x	21.9	x	1.43	x(1)	7.2	x(1)	17.5	x(1)	24.0	x(1)	16.9%	6.5%

■	Although there were M&A transactions in the online travel space, we do not consider them to be comparable to Perseus given the higher growth and margin characteristics of those companies

(1)	Based on CY2006 management projections.

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Section 4-D
Discounted Cash Flow Analysis

Project Perseus
Discounted Cash Flow Methodology
We applied a discounted cash flow analysis to the Perseus projections. The following outlines our approach:

■	Projected results for 2006 through 2010 are based on projections provided by Perseus management

■	The annual after-tax unlevered free cash flows for fiscal year 2006 through 2010 were valued using discount rates ranging from 16.0% to 18.0%

■	The terminal value was calculated using LTM EBIT multiples of 11x to 13x

■	Valuation based on the DCF is highly sensitive to the achievement of the underlying projections
•	For instance, a 5% EBITDA shortfall from projected levels results in approximately $1 per share of net present value

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Project Perseus
Illustrative Perseus DCF Analysis Based on 17.0% Discount Rate
Perseus Projected Free Cash Flow

	($ in millions)
	Years Ending December 31,
	2006E	2007E	2008E	2009E	2010E
EBITDA	$36.8	$39.1	$43.6	$49.9	$56.0
Annual Growth	15.0%	6.3%	11.4%	14.5%	12.3%
Margin	20.0	20.3	21.5	23.4	24.9

Less: Depreciation and Amortization	($21.8)	($21.7)	($20.5)	($19.3)	($19.2)

EBIT	$15.0	$17.4	$23.1	$30.6	$36.8
Annual Growth	17.3%	16.2%	32.4%	32.6%	20.3%
Margin	8.2	9.0	11.4	14.3	16.4

NOPAT(1)	$15.0	$17.4	$23.1	$19.6	$23.6
Plus: Depreciation and Amortization	21.8	21.7	20.5	19.3	19.2
Less: Capital Expenditures	(20.0)	(20.0)	(20.0)	(20.0)	(20.0)
Plus: Decrease/(Increase) in Working Capital	(1.5)	1.1	0.5	0.0	0.0

Unlevered Free Cash Flow	$15.3	$20.2	$24.1	$18.9	$22.8
Annual Growth		32.2%	19.0%	(21.6%)	20.6%
Value Based on Terminal EBIT Multiple

PV of 2006–2010 Free Cash Flows	$68.6	25.4%
PV of Terminal Value(2)	201.7	74.6

Enterprise Value	$270.3	100.0%
Less: Net Debt (3)	(64.3)

Equity Value	$206.0

Basic Shares Outstanding(4)	20.766
Net Dilutive Effect of In the Money Options(5)	0.205

Fully Diluted Shares Outstanding	20.971
Implied Price per Share	$9.82

Note: Present value of unlevered free cash flow calculated using the mid-year discounting convention.

(1)	Assumes there are no taxes paid in 2006-2008 due to a net operating loss carryforward. Assumes a 36.0% tax rate in 2009 and 2010.

(2)	Based on a terminal LTM EBIT multiple of 12.0x.

(3)	Includes debt of $75.0 million and cash of $10.8 million as of September 30, 2005. Cash excludes $11.2 million of cash related to uncashed commission checks and customer deposits and $6.1 million related to SERP funding.

(4)	Per Company’s 10-Q dated September 30, 2005.

(5)	In-the-money options and shares repurchased under the treasury method are based on the implied price per share. The options schedule was provided by the Company.

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Project Perseus
Discounted Cash Flow Sensitivity Analysis
Equity Value per Share

	EBIT Exit Multiple
WACC	11.0x	11.5x	12.0x	12.5x	13.0x
16.00%	$9.48	$9.89	$10.30	$10.70	$11.10
16.50	9.26	9.66	10.06	10.46	10.85
17.00	9.04	9.43	9.82	10.22	10.60
17.50	8.82	9.21	9.59	9.98	10.36
18.00	8.61	8.99	9.37	9.74	10.12
Sensitivity to Projected Performance(1)

Realization	EBIT Exit Multiple
Rate(2)	11.0x	11.5x	12.0x	12.5x	13.0x
110%	$10.95	$11.39	$11.81	$12.24	$12.65
105	10.00	10.42	10.83	11.24	11.65
100	9.04	9.43	9.82	10.22	10.60
95	8.07	8.43	8.80	9.16	9.53
90	7.09	7.43	7.77	8.11	8.44
Implied Perpetuity Growth Rate

	EBIT Exit Multiple
WACC	11.0x	11.5x	12.0x	12.5x	13.0x
16.00%	9.6%	9.9%	10.1%	10.4%	10.6%
16.50	10.1	10.4	10.6	10.8	11.0
17.00	10.6	10.8	11.1	11.3	11.5
17.50	11.0	11.3	11.6	11.8	12.0
18.00	11.5	11.8	12.0	12.3	12.5

(1)	Based on a discount rate of 17.0%.
(2)	Represents realization of EBITDA in each projected period.

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Project Perseus
Perseus—Weighted Average Cost of Capital Analysis

Assumptions
Risk-free Rate(1)	4.7%

Market Risk Premium(2)	7.2

Market Capitalization Premium(3)	4.5

Perseus Marginal Tax Rate	36.0

Pre-Tax Cost of Debt(4)	8.5
Unlevered Beta Calculation

		Historical Observed
		Adjusted Beta(6)
					Unlevered
Comparable Company	Barra Beta(5)	2-Year Weekly	5-Year Monthly	Debt/Equity(7)	Beta(8)
Cendant	1.28	0.98	1.45	27.6%	1.08
Sabre	1.15	1.35	1.54	43.5	0.90
TRX	0.86	NA	NA	4.2	0.84
Expedia	1.86	1.56	1.38	0.0	1.86
Priceline	1.93	1.68	2.72	23.4	1.67

Mean(9)	1.42	1.39	1.77	19.8%	1.27
Perseus	1.15	1.09	1.12	43.5	0.90
WACC Calculation

Debt/	Debt/	Unlevered Betas
Equity(7)	Capitalization	0.90	1.00	1.20	1.40	1.60
10.0%	9.1%	14.2%	14.9%	16.1%	17.4%	18.7%
20.0	16.7	14.6	15.3	16.6	17.9	19.3
30.0	23.1	14.9	15.6	17.1	18.5	19.9
40.0	28.6	15.2	16.0	17.5	19.0	20.5
50.0	33.3	15.6	16.4	18.0	19.5	21.1

Note: WACC = Kd * D/(D+E) + Ke * E/(D+E).

(1)	Yield on 20-year Treasury Bond as of 12/14/05.

(2)	Long-term horizon expected equity risk premium. Source: Ibbotson Associates.

(3)	Source: Ibbotson Associates.

(4)	BSC HY Capital Markets estimate for Perseus’ long-term fixed borrowing rate.

(5)	Barra Beta as of 12/14/05.

(6)	Source: ThomsonOne Banker.

(7)	Total debt divided by market value of equity.

(8)	Unlevered Beta = Barra Beta/(1+ (1-tax)*D/E).

(9)	Mean excludes Perseus.

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Appendices

Appendix A
Depreciation Expense Analysis

Project Perseus

Non-comparability of EBITDA Multiples
Perseus’ depreciation expense is significantly higher than the travel processing and distribution peer group.
2004 EBITDA Margin

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Project Perseus

Capitalized Internally Developed Software Costs
Perseus capitalizes a larger portion of its internally developed software costs than its peers. This results in lower operating expenses but higher depreciation for Perseus vis-à-vis its peers. We believe this difference in accounting results in incomparable EBITDA margins and multiples.

Capitalized Software Cost as a Percent of Revenue	Capitalized Software Cost as a Percent of Total PP&E

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